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                                                                    EXHIBIT 99.1

NEWS RELEASE
For immediate release to:                   Contact: Bob Fulton (1) 504-367-7030
Analysts, Financial Community, Media                       b.fulton@torchinc.com
                                                   Bradley Lowe (1) 504-367-7030
                                                             b.lowe@torchinc.com

   TORCH OFFSHORE ANNOUNCES ADDITION TO DEEPWATER FLEET, THE MIDNIGHT WRANGLER

NEW ORLEANS, LOUISIANA USA, DECEMBER 10, 2002

Torch Offshore, Inc. (NASDAQ: TORC) (the "Company") announced today that it has entered into an agreement for the purchase of the Wave Alert, a 340-foot cable-laying dynamically positioned ("DP-2") vessel, from Global Marine Shipping Limited ("Global Marine") for approximately $10.9 million. The purchase of the vessel is being financed by Global Marine and will be paid off by the Company over a five-year period. The Company will rename this addition to its deepwater fleet the Midnight Wrangler.

Delivery of the Midnight Wrangler to the Company is expected in March 2003 after the vessel has gone through its required drydock and all cable lay equipment has been removed. At that time, the Company will take possession of the vessel and install a 125-ton crane. The Company expects to use the vessel initially as a deepwater subsea construction vessel.

Torch Offshore, Inc. Chairman and CEO, Lyle G. Stockstill, commented, "We believe the addition of the Midnight Wrangler to our deepwater fleet continues to strengthen our position as a deepwater capable company. This vessel is in outstanding condition and has 15,750 square feet of deck space. With the addition of the crane, we feel this vessel can perform deepwater construction in all regions of the world in various water depths."

Established in 1978, Torch Offshore, Inc. is involved in offshore pipeline installation and subsea construction for the oil and natural gas industry. Torch Offshore is expanding beyond its established shallow water niche market in order to serve the industry's worldwide growing needs in the deep waters.

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, expects, believes or anticipates may or will occur in the future, are forward-looking statements under the Private Securities Litigation Act of 1995. The forward-looking statements in this news release include statements about the delivery time and the capabilities of the Midnight Wrangler. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission, as well as other factors that may not be within the Company's control, including, specifically, oil and natural gas commodity prices, weather conditions and offshore construction activity



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levels. Although the Company believes its expectations are based on reasonable assumptions, it gives no assurance that the Company's assumptions and projections will prove to be correct. Actual results may differ materially from those projected.